Exhibit 99.1
GAYLORD ENTERTAINMENT CO. PROVIDES UPDATES ON IMPACT OF HISTORIC
FLOODING TO NASHVILLE PROPERTIES
- Provides Updated Cost Analysis and Approximate Reopening Timeline -
- Outlines Employment Strategy for Opryland Restoration —
- Updates Room Night and Rescheduling Progress-
NASHVILLE, Tenn. (June 2, 2010) — Gaylord Entertainment Co. (NYSE: GET) today provided an update on the Company’s restoration efforts following the flood damage experienced at the Gaylord Opryland Resort, the Grand Ole Opry and the Company’s other Nashville-area facilities on May 2nd and May 3rd, 2010. Gaylord also provided an update on the Company’s employment strategy during remediation and restoration, as well as efforts to relocate customers with events scheduled at Gaylord Opryland over the next five months.
“We have made significant progress in our work to assess and repair the damage inflicted by the historic flooding,” said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment. “Our Nashville-area assets have been stabilized and we have a large group of contractors and experts working diligently alongside our management team to get us back to business as soon as possible.
“Flood damage requires an extraordinarily complicated repair process. We have had to manually test every aspect of our mechanical, electrical, information technology, and power generating systems in order to understand what works, what needs to be repaired, and what needs to be replaced. There is an entire city of infrastructure which operates under the Gaylord Opryland campus, the majority of which was fully under water, and thus the assessment process has been extensive. At this time we feel that we are able to provide an accurate overview of the damage and restoration, projected costs and timelines, and an update to our employment strategy and our progress relocating groups displaced by the flood restoration work at the hotel.”
Damage and Restoration Overview
Restoration efforts at Gaylord Opryland, Grand Ole Opry and the Company’s other Nashville-area assets include:
•	At Gaylord Opryland;
•	The Cascades Lobby, Cascades Restaurant, sushi bar, and Cascades Terrace lobby bar will require complete renovation.

•	In the Garden Atrium, Volare’s Restaurant and Jack Daniel’s Restaurant will require renovation and will be redesigned to enhance the guest experience.

•	117 guest rooms were flooded and will require complete renovation.

•	The ground floor exhibition space requires extensive cleaning and the information technology infrastructure in this area will require full replacement.

•	Ryman A breakout space, the laundry facility, and the sales offices will require full restoration.

•	The power plant suffered significant damage, along with the majority of the electrical, mechanical and information technology infrastructure, which will be replaced.
•	At the Grand Ole Opry;
•	The majority of the ground floor was damaged and items such as the stage, pews, the artists’ dressing rooms and the retail store will need to be replaced. The mechanical and power systems, stage curtains and house rigging will also need to be replaced.
•	At the Company’s other attractions;
•	The General Jackson ticketing building was damaged and requires restoration.

•	The basement area of the Wildhorse Saloon was also damaged and restoration efforts at that building are nearly complete.
•	At the Company’s administrative buildings and warehouses;
•	The Company is working to restore these buildings and warehouses and/or consolidate locations in order to avoid the cost of restoration at select buildings.
Cost Analysis
Based on a full evaluation of Gaylord Opryland, the Grand Ole Opry and the Company’s other Nashville-area assets, Gaylord has developed a forecast of projected costs associated with the restoration process as follows:
•	Gross total remediation and rebuild costs will range from $215-$225 million, which includes approximately $23-$28 million in pre-flood planned enhancement projects to the Magnolia Guestrooms ($9-$11 million); Magnolia Lobby and Corridors ($2-$3 million); Presidential Suites ($2-$3 million); and 2010 Planned Capital ($10-$11 million).

•	More specifically, the gross total remediation and rebuild costs include approximately $165-$172 million for Gaylord Opryland, $16-$17 million for the Grand Ole Opry, $7-$8 million for attractions, $7-$8 million for administrative buildings and $20 million for Contingencies.

•	In addition to the project costs associated with the restoration of Gaylord Opryland, the Grand Ole Opry and the Company’s other Nashville-area assets, it is estimated that the Company will incur approximately $57-$62 million in costs associated with maintaining these assets and eventually re-launching them. These costs include the initial eight week carrying period for all labor at the hotel as well as the anticipated labor for security, engineering, horticulture, reservations, sales, accounting and management during the restoration. The labor associated with re-launching the asset and the restocking of operating supplies prior to re-opening are also included.

•	Offsetting these costs are business interruption and property insurance proceeds of $50 million and a federal tax refund of approximately $30 million. Since the hotel is located in a Federal Disaster Area, the Company will be permitted to amend its 2009 federal tax return and carry-back the flood casualty loss against its taxable income in 2007. Additionally, the Company continues to work with the state and local government on other potential tax relief.

•	The estimated net cash impact of the flood, including all project costs, offsetting items, and $20 million in contingencies is approximately $169-$179 million. This excludes the cost of pre-flood planned enhancement projects.
CASH IMPACT SUMMARY

PROJECT COSTS
Remediate/Restore Project Costs
Gaylord Opryland	$165-$172 million
Grand Ole Opry	$16-$17 million
Attractions	$7-$8 million
Administrative Buildings	$7-$8 million
Contingencies	$20 million

Total Project Costs	$215-$225 million
Operating Expense	$57-$62 million

ANTICIPATED OFFSETS
Pre-Flood Planned Projects
Magnolia Guestrooms (planned for 2011)	($9-$11) million
Magnolia Lobby/Corridors (planned for 2011)	($2-$3) million
Presidential Suites (planned for 2011)	($2-$3) million
2010 Planned Capital	($10-$11) million

Total Pre-Planned Projects	($23-$28) million
Est. Business Interruption and Property Claim	($50) million
Est. Federal Tax Refund	($30) million
TOTAL FLOOD IMPACT (CASH BASIS)	$169-$179 million

•	The Company believes it will also incur a non-cash write-off associated with the impairment of certain assets as a result of the flood damage sustained at its Nashville-area assets.

•	As a result of the flood damage to Gaylord Opryland, the Grand Ole Opry and the other Nashville-area assets, the Company will generate a significantly lower level of Consolidated Cash Flow during the second, third and fourth quarters of 2010. However, the Company is confident that the impact of this event will be confined to 2010.

•	The Company has ample liquidity for the restoration and plans to fund the project through the use of a combination of cash on-hand, available borrowings and cash flow generated by its other three hotel assets — the Gaylord Palms, the Gaylord Texan and the Gaylord National. As of May 31, 2010, the Company had $189.7 million in cash and $291.1 million of availability under its credit facility.

Projected Timeline for Reopening
Based on damage assessments and the remediation/restoration plan underway, the planned timeline for the reopening of Gaylord’s Nashville properties is as follows:
•	The Wildhorse Saloon and General Jackson: June 5, 2010.

•	Grand Ole Opry House: October 1, 2010.

•	Gaylord Opryland: November 15, 2010.
Employment Strategy for Opryland Restoration
Since May 3, 2010, Gaylord has been providing its Gaylord Opryland employees with full pay and benefits. However, as a result of the timeline associated with the reopening of the resort, the company will release 1,743 employees, effective June 12, 2010.
Gaylord will continue to make healthcare benefits available at the same cost to employees through September. Additionally, Gaylord will provide affected employees with two weeks of pay, plus payment for any unused vacation days. Gaylord is also organizing an event to help employees with this transition.
In the meantime, Gaylord Opryland will continue to employ 919 employees throughout the restoration process. These employees are employed primarily in the areas of reservations, accounting, sales, IT, engineering, horticulture, and security.
“We are deeply sorry to have to make this incredibly difficult decision, as our employees are and have always been the driving force behind the success of our business,” said Reed. “The cost of this disaster has meant that we have to balance the future of our business and our fiduciary duty to our shareholders with the duty we have to our employees. We are grateful for everything our employees have done to make Gaylord Opryland a wonderful place to work and visit, and thank them for the courage and commitment they have shown over the last month. Our people are what make Gaylord so different from every other hospitality business out there.”
The Company expects the bulk of the hiring process to take place six to eight weeks before the grand reopening in November.
Room Night and Rescheduling Information
Gaylord has been and continues to diligently work with event planners and business organizations whose conventions were planned for the Gaylord Opryland over the next five months. The Company’s top priority for its loyal customers is to find alternative locations and solutions that meet the logistical needs of the host organizations as well as the hospitality and entertainment needs of convention guests.

Gaylord Opryland had more than 329,900 room nights booked for convention travelers at the hotel over the next six months. Whenever possible, conventions are being relocated to other hotels within the Gaylord network, including the Gaylord Palms, Gaylord National, and Gaylord Texan. To date, the Company has officially transferred 35,946 room nights to these properties.
Gaylord is also working to accommodate group travelers into other hotels in Nashville to help lessen the impact to the city’s economy and tourism industry. To date, the Company has officially transferred 61,984 room nights to other hotels in the Nashville area, as well as another 4,228 room nights to hotels throughout the State of Tennessee.
A significant portion of guests relocated to non-Gaylord properties are long-term loyal customers and have committed to booking future events with Gaylord, including Gaylord Opryland once the property has reopened.
With 2,881 rooms and 600,000 square feet of convention and meeting space, Gaylord Opryland represents 10 percent of the total number of hotel rooms in the City of Nashville. The resort receives more than one million visitors each year, generating nearly 25 percent of the Nashville’s total hotel tax revenue.
“We are gratified by the understanding and support of our loyal guests as we work through this difficult time,” said Reed. “We are committed to providing our customers with the best possible service and convention experience, and that is always going to be our focus, whether they choose to remain within the Gaylord family or relocate to another site in Nashville or elsewhere.”
Outlook
In the Company’s initial post-flood investor communications conference call on May 7, 2010 Gaylord provided guidance for its assets located outside of Nashville, Tennessee — the Gaylord Palms, the Gaylord Texan and the Gaylord National. The Company’s guidance for these three properties for full year 2010 called for a RevPAR increase of 2% — 4% and a Total RevPAR increase of 3% — 5% year-over-year. CCF guidance for these three properties is $156-$166 million. Gaylord will provide a more detailed overview of its projections for the year, including projected results for all of its assets, including Gaylord Opryland, in its second quarter 2010 results press release.
Webcast and Replay
Gaylord Entertainment will hold a conference call to discuss this release today at 3 p.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with the flood damage to the Gaylord Opryland and other Nashville-area Gaylord facilities, economic conditions affecting the hospitality business generally, rising labor and benefits costs, the timing of any new development projects, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Senior Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
615-316-6588	(615) 316-6302
mfioravanti@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Josh Hochberg or Dan Zacchei
Gaylord Entertainment	Sloane & Company
615-316-6282	(212) 486-9500
pchaffin@gaylordentertainment.com	jhochberg@sloanepr.com/dzacchei@sloanepr.com

Gaylord Entertainment Company and Subsidiaries
Reconciliation of Forward-Looking Statements
Unaudited
(in thousands)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	GUIDANCE RANGE
	FULL YEAR 2010
Hospitality (excluding Gaylord Opryland & Radisson)	Low	High
Estimated Operating Income/(Loss)	$81,800	$87,900
Estimated Depreciation & Amortization	67,000	70,000

Estimated Adjusted EBITDA	$148,800	$157,900
Estimated Pre-Opening Costs	0	0
Estimated Non-Cash Lease Expense	5,800	6,000
Estimated Stock Option Expense	1,400	1,600
Estimated Gains/(Losses), Net	0	500

Estimated CCF	$156,000	$166,000